UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
__________
FORM 8-A/A
Amendment No. 2
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Associated Estates Realty Corporation
(Exact name of registrant as specified in its charter)

Ohio 34-1747603
(State of incorporation or organization) (I.R.S. Employer Identification No.)

1 AEC Parkway Richmond Heights, Ohio 44143
(Address of Principal Executive Offices) (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Preferred Share Purchase Rights	New York Stock Exchange, Inc. The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates:                           (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

N/A
(Title of class)

Item 1.	Description of Registrant’s Securities to be Registered.
On December 28, 2014, the Board of Directors of Associated Estates Realty Corporation ( “Company”) authorized the elimination of that certain Amended and Restated Shareholder Rights Agreement, dated as of December 20, 2008 (as amended, the “Rights Agreement”), by and between Company and Wells Fargo Bank, National Association, as successor rights agent (“Rights Agent”). Pursuant to such authorization, Company and Rights Agent have executed that certain Amendment No. 2 dated as of February 19, 2015 (the “Amendment”). The Amendment provides that the “Final Expiration Date” under the Rights Agreement shall be February 19, 2015.
The rights issued pursuant to the Rights Agreement are in all respects subject to and governed by the provisions of the Rights Agreement, as amended. Copies of the Rights Agreement and the Amendment are available free of charge from the Company. The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, a copy of which is attached as an exhibit hereto and incorporated herein by this reference.
Item 2.        Exhibits.

Exhibit Number	Exhibit
4.1	Amendment No. 2, dated as of February 19, 2015, to Amended and Restated Rights Agreement, dated as of December 20, 2008, by and between Company and Rights Agent

SIGNATURE
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

ASSOCIATED ESTATES REALTY CORPORATION

February 19, 2015	/s/ Lou Fatica
Lou Fatica, Senior Vice President,
Treasurer and Chief Financial Officer

Exhibit Number	Exhibit
4.1
Amendment No. 2, dated as of February 19, 2015, to the Amended and Restated Rights Agreement, dated as of December 20, 2008, by and between Company and Wells Fargo Bank, National Association, as successor rights agent

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